UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 29, 2007
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On February 12, 2008, the Company released its earnings for the fourth quarter ended December 29, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. February 12, 2008 press release announcing its fourth quarter 2007 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: February 12, 2008

By:  /s/ William R. Mills

                                           William R. Mills
Senior Vice President, Treasurer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                                                              Description

  99.1            Weis Markets, Inc. February 12, 2008 press release announcing its fourth quarter 2007 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	February 12, 2008
E-Mail: Dcurtin@weismarkets.com
WEIS MARKETS ISSUES FOURTH QUARTER RESULTS

     (Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today said its fourth quarter sales increased 4.4% to $603.0 million compared to the same period a year ago and its comparable store sales increased 4.9%.

     For the 13-week period ending December 29, 2007, the Company's basic and diluted earnings per share decreased $.20 to $.32 per share compared to the same period a year ago. The Company's fourth quarter net income totaled $8.6 million compared to $14.0 million in 2006.

     The Company's fourth quarter earnings were impacted by a 1.3% gross profit rate decline, down from 26.0% in 2006 to 24.7% in 2007. During the fourth quarter, the Company continued its aggressive promotional activity while keeping its overall pricing competitively low during a time of significant wholesale food inflation.

     In 2007, wholesale prices increased much more quickly than the retail prices paid by consumers. According to the latest U.S. Bureau of Labor Statistics' report, food-at-home price inflation increased 4.2% in 2007 while wholesale food inflation increased at a higher rate of 6.5%. This difference contributed significantly to the decline in the Company's gross profit rate.

     The Company benefited from increased perishable sales and successful sales building strategies.

Year To Date

     For the 52-week period ending December 29, 2007, the Company's sales increased 3.3% to $2.3 billion while its comparable store sales increased 3.5%.

     Year to date net income decreased 9.0% to $51.0 million and basic and diluted earnings per share decreased $.18 to $1.89 per share.

About Weis Markets

     A Mid-Atlantic food retailer, Weis Markets, Inc. marked its 95th year of operation in 2007. It currently operates 155 stores in five states: Pennsylvania, Maryland, New Jersey, New York and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 31 locations in ten states.

# # #

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
Fourth Quarter - 2007
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Dec. 29, 2007	Dec. 30, 2006	(Decrease)
Net Sales	$602,977,000	$577,605,000	4.4%
Income Before Taxes	12,900,000	21,445,000	(39.8%)
Provision for Income Taxes	4,290,000	7,428,000	(42.2%)
Net Income	$8,610,000	$14,017,000	(38.6%)

Weighted-Average
Shares Outstanding	26,986,000	27,014,000	(28,000)
Basic and Diluted
Earnings Per Share	$0.32	$0.52	($0.20)

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	Dec. 29, 2007	Dec. 30, 2006	(Decrease)
Net Sales	$2,318,551,000	$2,244,512,000	3.3%
Income Before Taxes	77,759,000	86,088,000	(9.7%)
Provision for Income Taxes	26,769,000	30,078,000	(11.0%)
Net Income	$50,990,000	$56,010,000	(9.0%)

Weighted-Average
Shares Outstanding	26,994,000	27,027,000	(33,000)
Basic and Diluted
Earnings Per Share	$1.89	$2.07	($0.18)